EXHIBIT 21.1

Subsidiaries of Globus Medical, Inc.

The following is a list of our subsidiaries as of December 31, 2019. Certain subsidiaries are not named because they were not significant in the aggregate.

Subsidiary	Jurisdiction
Globus Medical North America, Inc.	Pennsylvania
Branch Medical Group, LLC	Delaware
Transplant Technologies of Texas, Ltd.	Texas
Human Biologics of Texas, Ltd.	Texas
Tissue Transplant Technology, Ltd.	Texas
Globus Medical India Private Limited	India
Globus Medical SARL	Switzerland
Globus Medical South Africa Pty Limited	South Africa
Globus Medical Poland Sp. z o.o.	Poland
Globus Medical Australia Pty Limited	Australia
Globus Medical UK Limited	United Kingdom
Globus Medical Belgium BVBA	Belgium
Globus Medical Germany GmbH	Germany
Globus Medical Denmark ApS	Denmark
Globus Medical Sweden AB	Sweden
Globus Medical Israel Limited	Israel
Globus Medical France SARL	France
Globus Medical Netherlands B.V.	Netherlands
Globus Medical Austria GmbH	Austria
Globus Medical Japan GK	Japan
Scient'X Asia Pacific Pte. Ltd.	Singapore
Scient'X Australia Pty. Ltd.	Australia
Globus Medical Netherlands Biologics B.V.	Netherlands
Globus Medical Italy S.r.l.	Italy
Globus Medical Ireland, Ltd.	Ireland
Globus Medical GP, LLC	Delaware
Globus Medical Latin America, LLC	Delaware
Cibramed Produtos Medicos Descartaveis Comercio Importacao e Exportaca Ltda	Brazil
Japan Ortho Medical Co., Ltd.	Japan
GM International CV	Netherlands
KB Medical S.A.	Switzerland
Nemaris, Inc.	Delaware
Globus Medical Finland Oy	Finland
Globus Medical Norway AS	Norway